June 18, 2001

Robert M. Fletcher
Energy Medicine Developments (NA) Inc.
#104 - 630 Columbia Street
New Westminster, BC
V3M 1A5

Re: Energy Medicine Developments Corp. and
Global Innovative Systems Inc.

Dear Mr. Fletcher:

This binding Letter of Intent ("Letter of Intent") shall confirm the agreement between Energy Medicine Developments Corp., a Delaware Corporation, located at #10841 Split Oak Lane, Burke, Virginia, 22015. (Seller) and Global Innovative Systems, Inc. (an OTC-BB NASDAQ Company) incorporated in Las Vegas, Nevada. (Buyer) regarding the acquisition of Seller by Buyer.

While all of the terms and conditions agreed to between the parties will be fully set forth in later formal agreements, the parties confirm their current mutual agreement to be as follows:

1. Acquisition Agreement. Subject to the execution of a definitive acquisition agreement (the "Acquisition Agreement"), the parties agree that at closing Buyer and Seller will transfer shares to each other in an amount to be negotiated by the parties, and within the parameters set forth herein, as part of the Acquisition Agreement. "Closing" is defined as the date the Acquisition Agreement is executed by both parties and no later than thirty (30) days following the date of this Letter of Intent. Pursuant to the Acquisition Agreement, Buyer will acquire Seller subject to the terms and conditions contained herein below and at Closing Seller subject to the terms and conditions contained herein below shall become a separate and wholly owned subsidiary of Buyer. Buyer and Seller agree to incorporate each of the material terms set forth herein as part of the Acquisition Agreement. All clauses in the Acquisition Agreement will be mutually agreed upon by both parties. Buyer agrees that it shall provide all accounting and legal work required by the Securities and Exchange Commission ("SEC") for the transaction at Buyer's cost. Additionally, Seller agrees that it will be responsible for its own accounting and legal fees required as part of the transaction.

2. Share Amounts and Rights. Buyer represents that its current share structure consists of 21,700,000 shares of common stock. It is agreed between the parties that pursuant to the Acquisition Agreement Seller shall receive restricted stock in Buyer in an amount equalling at least sixty-five percent (65%) of the issued and outstanding shares of Buyer. The restricted stock received by Seller will be determined by the mutual agreement of the parties and shall be identified in the Acquisition Agreement.

Mr. Robert Fletcher
June 18, 2001

3. Third-Party Debenture and Trust Agreement. It is the intention of the parties that Buyer shall arrange a third-party investment of $750,000. In the context of the proposed transaction, the parties intend that at the conclusion of the merger the Seller shall be the surviving entity in control of the Buyer with Seller holding approximately sixty-five percent (65%) of all issued and outstanding shares.

As soon as practicable hereafter the parties will enter into a debenture the terms of which are as follows. The debenture will be between the Seller as the issuer and the Third-Party (secured by the Buyer) as the investor. The maximum amount to be invested under the debenture is $750,000. Monies shall be invested pursuant to the debenture in the following amounts and in the following time frame - $150,000 within ten (10) days following the execution hereof, with the balance of the debenture due within two (2) months following the Closing. The parties agree that these amounts and times for payment are the minimum requirements, accordingly the Third-Party may advance more monies and at a faster rate than as notes above. In the event that the Closing does not occur or should the Third-Party elect not to convert monies into the stock pursuant to the debenture following the Closing, then any monies advanced pursuant to the debenture shall be repaid under the following terms - interest shall accrue at six (6%) simple on any loan balance, interest only shall be payable at the end of each year during the term with all principal payable and any interest due at the end of the term, and the term shall be for five (5) years. The debenture shall be non-recourse and unsecured. Further, Buyer agrees that the Third Party debenture will be subordinated to future financing by the Seller so long as such financing does not place the Seller in an insolvent position.

The debenture will provide that should the Third Party elect to convert the loan amount into stock of the Seller, the conversion rate shall be equal to eighty percent (80%) of the average 10 day public trading price at the time of the conversion. The conversion feature shall only apply if the Closing occurs and the merger is effective. In the event that the Closing does not occur then the debenture will be treated as a loan only with no conversion rights to stock in the Seller as a private company and the terms and conditions noted above shall apply.

4. Management. Concurrent with the Closing of the transaction, Buyer's existing board of directors and management team shall resign and Seller shall take control of the board of directors and executive management team of Buyers.

Mr. Robert Fletcher
June 18, 2001

5. Due Diligence. Upon execution of this Letter of intent, Buyer shall have full access to the books, records, properties, assets and employees of the Seller, and such other information as each reasonably deem necessary to conduct an in-depth due diligence review (including, without limitation, updated financial statements, accounting records, tax records and employee matters). Buyer will also provide public and private information through its legal counsel and accounting firms and by giving Seller the password to review past, current and pending filings with the SEC.

6. Termination. Upon execution of the Acquisition Agreement, Seller shall become a wholly owned subsidiary of Buyer. Following the Closing, Seller shall have the right to terminate and undo the transaction at any time should the Buyer fail to perform its obligations as set forth in paragraph 2 and 3 herein and thereafter be reinstated into a separate entity apart from Buyer. If the transaction is so terminated, then any and all funding received by Seller from Buyer shall be treated according to the terms and conditions of the debenture, as described in paragraph 3 herein above.

7. Confidentiality. Both Buyer and Seller shall maintain the confidentiality of and shall not disclose any of the terms of this Letter of Intent. Further, neither party shall publish, disclose, or authorize any other person or entity to publish, disclose or make use of, except as the other party may otherwise consent to in writing, any secret or confidential matter or information pertaining to any aspect of the business of the other party which Buyer or Seller may become acquainted during the due diligence period or thereafter except as required by the rules and regulations of the Securities and Exchange Commission. Such information shall include, but not be limited to any information relating to customers, trade or other technical secrets or other business related know-how. If either party is required by a court of competent jurisdiction or authorized governmental authority to disclose any secret or confidential matter or information pertaining to any aspect of the business of the business of the other party, then such party shall not have any obligation of confidentiality with respect to such matter or information (provided that any party so required shall provide the other party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure).

8 Public Announcements. It is understood that all press releases or other public communications of any sort relating to this Letter of Intent or of the transactions contemplated herein, including the method of release for publication therefor, shall be subject to the approval of each of the parties hereto; provided, however, that the parties shall be entitled to make such disclosures as may be required pursuant to applicable law or the lawful requirements of any governmental agency or by order of a court of competent jurisdiction.

Mr. Robert Fletcher
June 18, 2001

9. Exclusivity. Provided that Buyer executes this Letter of Intent, then Seller agrees that it shall not negotiate with nor solicit any parties other than Buyer and/or affiliates thereof with respect to the purchase of the stock of Seller for a period of sixty (60) days from and after the execution of this Letter of Intent by Seller and its delivery to Buyer, or until written notice of termination is delivered by Buyer to Seller pursuant to Section 6 herein above.

10. Representations of the Parties. The Acquisition Agreement shall include various representations and warranties of the parties, including, but not limited to, references to corporate status and authorization, consents and approvals, legal compliance, stock ownership, assets and liabilities, and accuracy of information. As part of the Acquisition Agreement each party will fully indemnify the other should the representations made by the disclosing party be untrue or materially different from those made by the disclosing party during the due diligence period and should the other party suffer damages by reason thereof. Buyer represents that it currently has $400,000 in liabilities. At the Closing Buyer will arrange for the liabilities to be forgiven or transferred away from the Buyer in exchange for a transfer of assets from the Buyer. Seller may transfer existing assets of the Buyer in exchange for forgiveness of existing liabilities. Buyer represents that at the Closing the Buyer will have no liabilities excepting nominal liabilities associated with the Closing, in any event such liabilities will not exceed $5,000. With reference to Buyer's obligations above, an opinion letter from legal counsel to the Buyer, and acceptable to Seller's legal counsel, may act to satisfy these conditions.

11. Effect of this Letter of Intent. This Letter of Intent is intended as a binding contract between parties. It shall be mutually enforceable by each party as against the other. The consummation of the transaction contemplated hereby is subject to execution of delivery of the definitive documents which shall contain such representations, warranties, covenants, conditions and other terms as shall be mutually agreed upon. In the absence of further definitive documents executed by both parties, the terms and conditions of this Letter of Intent shall control.

12. Dispute Resolution. In the event of a dispute hereunder the parties agree to have the matter resolved first by voluntary mediation and then through arbitration before the American Arbitration Association in Los Angeles, California. The prevailing party in any such dispute shall be entitled to its reasonable attorneys fees and costs.

Mr. Robert Fletcher
June 18, 2001

Please acknowledge that this Letter of Intent correctly sets forth the agreement between the parties by executing the enclosed duplicate original of this Letter of Intent in the space provided below and return one fully executed original to our offices.

Sincerely,
Global Innovative Systems, Inc.

____________________

AGREED AND ACCEPTED:

Energy Medicine Developments Corp.

Dated: June 18/2001
By: /s/ signed
 President
Global Innovative Systems, Inc.

Dated: June 18/2001
By: /s/ signed